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                                                                     EXHIBIT 4.1



                                   ISOPIA INC.

                   (FORMERLY ISOPIA INTERACTIVE NETWORK INC.)




                                STOCK OPTION PLAN



                                 January 1, 2000



                                  Prepared by:



                                   SMITH LYONS
                                   Suite 5800
                                  Scotia Plaza
                               40 King Street West
                                Toronto, Ontario
                                     M5H 3Z7




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                                TABLE OF CONTENTS

                                      PAGE

ARTICLE 1 DEFINITIONS AND CONSTRUCTION ....................................     1

1.1      Definitions ......................................................     1
1.2      Construction of this Stock Option Plan ...........................     2

ARTICLE 2 ADMINISTRATION OF STOCK OPTION PLAN .............................     2

2.1      Stock Option Plan Established ....................................     2
2.2      Board to Determine Participants and Extent of Options ............     3
2.3      Option Agreement .................................................     3
2.4      Board to Interpret, Change or Terminate Stock Option Plan ........     3
2.5      Restrictions on Change or Termination of Stock Option Plan .......     4
2.6      Effect of Board Actions; Liability of Board Members ..............     4
2.7      Total Number of Shares Issuable Under Stock Option Plan ..........     4
2.8      Lapsed Options ...................................................     5
2.9      Stock Option Plan Register .......................................     5
2.10     Shareholders Agreement ...........................................     5
2.11     No Duty to Issue Fractional Shares ...............................     5

ARTICLE 3 NATURE OF OPTIONS ...............................................     5

3.1      Option Price .....................................................     5
3.2      Option Period ....................................................     5
3.3      Vesting ..........................................................     6
3.4      Limit on Purchase of Shares Subject to Option ....................     6
3.5      Exercise of Option ...............................................     6
3.6      Cashless Exercise Rights .........................................     6
3.7      Employment or Engagement Ends ....................................     7
3.8      Death, Mental Disability or Physical Disability of Optionee ......     7
3.9      Regulatory Approvals and Regulatory Requirements .................     8
3.10     Issuance of Shares ...............................................     8
3.11     Call Right on Termination ........................................     8

ARTICLE 4 GENERAL .........................................................     9

4.1      Rights of Optionees Not Assignable ...............................     9
4.2      Restriction on Residents of Foreign Jurisdiction .................     9
4.3      No Rights as a Shareholder .......................................    10
4.4      No Contract of Employment Rights .................................    10
4.5      Effect of Right to Purchase Pro Rata Additional Shares ...........    10
4.6      Consolidation, Merger, etc .......................................    10
4.7      Adjustment in Number of Shares, Etc ..............................    10
4.8      Take-Over Bid ....................................................    11
4.9      Acceleration on Sale .............................................    11
4.10     No Representation or Warranty ....................................    11
4.11     Compliance with Applicable Law ...................................    12
4.12     Modifications to Stock Option Plan ...............................    12
4.13     Interpretation ...................................................    12


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                                   ISOPIA INC.

                   (FORMERLY ISOPIA INTERACTIVE NETWORK INC.)



                                STOCK OPTION PLAN



                                    ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

1.1 DEFINITIONS

The following terms shall have the following meanings for the purposes of this Stock Option Stock Option Plan, except where the context or subject matter is inconsistent therewith:

"BOARD" means the board of directors of the Corporation or, if established and authorized to act, means a committee of the Board specifically designated by the Board to be responsible for the Stock Option Plan;

"BUSINESS DAY" means any day, other than a Saturday, Sunday or statutory holiday observed in Ontario;

"CONSULTANT" means a person with whom the Corporation or a Subsidiary has a contract for substantial personal services;

"CORPORATION" means ISOPIA Interactive Network Inc., a corporation incorporated pursuant to the laws of Ontario, and includes any successor corporation thereto;

"OPTION" means an option to purchase Shares issued pursuant to, or governed by, this Stock Option Plan;

"OPTION PERIOD" has the meaning attributed to it in Section 3.2;

"OPTION PRICE" has the meaning attributed to it in Section 3.1;

"OPTIONEE" means a Participant to whom an Option has been issued pursuant to this Stock Option Plan;

"PARTICIPANT" means a person designated under Section 2.2 and "PARTICIPANTS" means all persons designated under that Section;



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"PERSONNEL CONTRACT" means a contract between the Corporation and an employee or
Consultant or a contract between a Subsidiary and an employee or Consultant, relating to the employment or engagement of the employee or Consultant, as the case may be;

"SHARES" means common shares in the capital stock of the Corporation as adjusted in accordance with Sections 4.6 and 4.7, and all substitutions for common shares of the Corporation under Sections 4.6 and 4.7;

"STOCK EXCHANGE" means any stock exchange upon which the Shares are listed for trading;

"STOCK OPTION AGREEMENT" means an agreement with an Optionee setting out the terms and conditions to which any grant of Options to that Optionee is subject;

"STOCK OPTION PLAN" means this Stock Option Plan;

"SUBSIDIARY" means a subsidiary corporation of the Corporation; and

"TAKE-OVER BID" means a take-over bid within the meaning of applicable securities legislation.

1.2 CONSTRUCTION OF THIS STOCK OPTION PLAN

The headings of all articles, sections, and paragraphs in this Stock Option Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Stock Option Plan. Whenever the singular or masculine are used in this Stock Option Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires. All references to currency in this Stock Option Plan are references to Canadian currency. "Hereby", "hereunder", and similar expressions refer to this Stock Option Plan as a whole and not to any particular article, section, paragraph or other part of this Stock Option Plan.


                                    ARTICLE 2
                       ADMINISTRATION OF STOCK OPTION PLAN

2.1 STOCK OPTION PLAN ESTABLISHED

(a) The Stock Option Plan is hereby established with the intent of advancing the interests of the Corporation by encouraging and enabling the acquisition of an equity interest in the Corporation by key employees, directors, officers and Consultants. All options issued to such persons are governed by the Stock Option Plan.

(b) The general purpose and intent of this Stock Option Plan shall be to encourage and reward the services and loyalty of those persons who are employees, officers, directors and Consultants of the Corporation, and any Subsidiary, from time to time and to attract new key persons to serve in such positions, thus furthering the management and growth of the Corporation.



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(c) The officers and directors of the Corporation designated by the Board are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Stock Option Plan and any regulations or administrative policies under this Stock Option Plan.

(d) This Stock Option Plan shall become effective upon a date to be determined by the Board.

2.2 BOARD TO DETERMINE PARTICIPANTS AND EXTENT OF OPTIONS

(a) The Board may from time to time by resolution designate key employees, directors, officers and Consultants of the Corporation or a Subsidiary as Participants in this Stock Option Plan. Each Participant may be issued an Option or Options, with the terms (including the number of Shares subject to the Option, the Option Price and the Option Period) as determined by the Board in accordance with this Stock Option Plan.

(b) In determining the terms of any Option, the Board may consider the present and future contributions of the Participant and any other factors the Board deems appropriate. The judgment of the Board in designating Participants and in determining the terms of any Option shall be final, conclusive and binding for all purposes under this Stock Option Plan.

(c) For the purposes hereof, any person who is both a director and an employee or Consultant of the Corporation, if such person participates in this Stock Option Plan, shall be deemed to participate as an employee or Consultant, and not as a director, for all the purposes hereof.

2.3 OPTION AGREEMENT

Each Option issued under this Stock Option Plan shall be evidenced by an option agreement in such form as shall be determined by the Board.

2.4 BOARD TO INTERPRET, CHANGE OR TERMINATE STOCK OPTION PLAN

Subject to Section 2.5, the Board shall have the unfettered power, where consistent with the general purpose and intent of the Stock Option Plan as set out in Section 2.1:

(a) to interpret the provisions of this Stock Option Plan and to make regulations and formulate administrative policies for carrying this Stock Option Plan into effect;

(b) to make such changes to this Stock Option Plan, any Options issued pursuant to this Stock Option Plan and this Stock Option Plan's regulations and administrative policies as, from time to time, the Board deems appropriate in the best interests of the Corporation; and

(c) to rescind or terminate this Stock Option Plan as the Board shall deem advisable, at any time.



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2.5 RESTRICTIONS ON CHANGE OR TERMINATION OF STOCK OPTION PLAN

A change to this Stock Option Plan, to any Options or to any regulations or administrative policies under this Stock Option Plan shall be subject to approval, if required, by a Stock Exchange and any other regulatory authority having jurisdiction over the securities of the Corporation. If a change to this Stock Option Plan, to any Options or to any regulations or administrative policies under this Stock Option Plan would:

(a) materially increase the benefits under this Stock Option Plan or any Options issued pursuant to this Stock Option Plan;

(b) increase the number of Shares, other than by virtue of Sections 4.6 and 4.7 of this Stock Option Plan, which may be issued pursuant to this Stock Option Plan; or

(c) materially modify the requirements as to eligibility for participation in this Stock Option Plan, and the Stock Exchange or any other regulatory authority having jurisdiction over the securities of the Corporation requires such a change to be approved by the shareholders of the Corporation, then such a change shall not be effective until it is approved by the shareholders of the Corporation. No rescission or termination of this Stock Option Plan shall impair or change any rights and Options without the written consent of the Optionees affected.

2.6 EFFECT OF BOARD ACTIONS; LIABILITY OF BOARD MEMBERS

(a) All actions taken and interpretations or determinations made by the Board shall be final, conclusive and binding on the Participants and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in connection with this Stock Option Plan.

(b) All members of the Board shall be fully protected, indemnified and held harmless by the Corporation with respect to any action taken or determination or interpretation made.

(c) All costs incurred in connection with the creation and administration of this Stock Option Plan, not including commissions, if any, on exercise of any Options, shall be for the account of the Corporation.

2.7 TOTAL NUMBER OF SHARES ISSUABLE UNDER STOCK OPTION PLAN

The maximum number of Shares made available for this Stock Option Plan shall be determined from time to time by the Board but shall not, in any event, exceed ten (10%) percent of the total issued and outstanding Shares of the Corporation. No one employee or Consultant shall have more than 5 percent of the Options at any time.



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2.8 LAPSED OPTIONS

If an Option issued under this Stock Option Plan is surrendered, terminates or expires without being exercised in whole or in part, the Shares which were reserved for issue pursuant to such Option but which were not issued shall become available for issue pursuant to the exercise of other Options under this Stock Option Plan.

2.9 STOCK OPTION PLAN REGISTER

The Corporation shall maintain a register containing the name and address of each Optionee, the material information relating to each Option (including the term, number of Shares, purchase price of Shares, the extent to which each Option has been exercised and the extent to which each Option is available to be exercised) and the total number of authorized but unissued Shares allocated to and made available to be issued to Participants under this Stock Option Plan.

2.10 SHAREHOLDERS AGREEMENT

If there is an agreement of any kind among shareholders of the Corporation relating to the Corporation or to dealing in shares of the Corporation's capital stock, each Optionee shall execute such agreement as a pre-condition to the allotment and issuance of Shares by the Corporation to such Optionee.

2.11 NO DUTY TO ISSUE FRACTIONAL SHARES

The Corporation shall not be obligated to issue fractional Shares in satisfaction of any of its obligations under this Stock Option Plan. Rather than issue a fractional Share in satisfaction of any of its obligations under this Stock Option Plan, the Corporation shall round down the number of Shares to be issued to an Optionee to the nearest full Share.


                                    ARTICLE 3
                                NATURE OF OPTIONS

3.1 OPTION PRICE

The price per share at which a Share that is the subject of an Option may be purchased (the "OPTION PRICE") shall be determined by the Board at the time the Option is issued.

3.2 OPTION PERIOD

The Option Period for each Option shall be such period of time as shall be determined by the Board, provided that no Option Period shall exceed five (5) years. If the Option is not exercised prior to the expiry of the Option Period, the Option shall expire and be of no further force or effect.



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

3.3 VESTING

The Board shall determine when Options shall vest and over what period of time and to what extent Optionees may exercise their Options. Such determinations shall be contained in the relevant Stock Option Agreements or Personnel Contracts with the individual Optionees. Where the Board makes no such determination, then Section 3.4 shall apply.

3.4 LIMIT ON PURCHASE OF SHARES SUBJECT TO OPTION

(a) Unless otherwise determined by the Board or unless otherwise provided in a Personnel Contract, Shares subject to the Option may be purchased by exercising the Option on the first anniversary date of its issue, and on each later anniversary date during the Option Period, with respect to twenty per cent (20%) of the total number of Shares subject to the Option (rounded down in each case to the nearest full Share). For clarity, at the end of each of 5 anniversaries of the date of granting Options, twenty (20%) of the Options so granted vest and may be exercised in the manner set out in this Plan. On the 5th anniversary, all Options will have vested.

(b) Subject to Section 4.9, unless otherwise determined by the Board or as provided in any relevant agreement to which the Corporation is a party (including, without limitation, a Personnel Contract or Stock Option Agreement), all or any part of the Shares that may (owing to vesting and/or the effluxion of time) be purchased on a particular anniversary date of the grant of Options may be purchased either at that time or any time thereafter during the Option Period.

3.5 EXERCISE OF OPTION

Subject to the provisions of this Stock Option Plan and any regulations or administrative policies established by the Board under this Stock Option Plan, an Option may be exercised by the Optionee delivering to the Corporation at its registered office a written notice specifying the number of Shares with respect to which the Option is being exercised and, at the same time, payment in full of the purchase price of the Shares then being purchased by way of cash or certified cheque in favour of the Corporation.

3.6 CASHLESS EXERCISE RIGHTS

Subject to Section 3.9 and provided the Shares are listed on a Stock Exchange, and with the consent of the Board, an Optionee may, rather than exercise an Option which the Optionee is entitled to exercise under this Stock Option Plan, elect to terminate the Option in whole or in part and, in lieu of receiving the Shares to which the terminated Option relates, receive the number of Shares, disregarding fractions, which, when multiplied by the fair market value of the Shares to which the terminated Option relates, has a value equal to the product of the number of Shares to which the terminated Option relates multiplied by the difference between the fair market value and the Option Price of the Shares to which the terminated Option relates, less any amount withheld on account of income taxes, which withheld income taxes will be remitted by the Corporation. The fair market value of the Shares shall be the closing price of the Shares on the



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Stock Exchange on the last trading day immediately preceding the date of exercise of rights under this Section 3.6.

3.7 EMPLOYMENT OR ENGAGEMENT ENDS

(a) Subject to Section 3.8 or any relevant agreement (including a stock option agreement with an employee or Consultant) or any express resolution passed by the Board with respect to an Option, an Option and all rights to purchase pursuant thereto shall expire and terminate:

        (i) if the Optionee's employment or engagement is terminated by the Corporation without cause, sixty (60) days after the date the Optionee ceases to be a director, officer, employee or Consultant of the Corporation or of any Subsidiary; or

        (ii) if the Optionee resigns, thirty (30) days after the date the Optionee ceases to be a director, officer, employee or Consultant of the Corporation or of any Subsidiary; or

        (iii) if the Optionee's employment or engagement is terminated by the Corporation with cause, on the date the Optionee ceases to be a director, officer, employee or Consultant of the Corporation or of any Subsidiary.

(b) Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director where the Optionee continues to be employed by the Corporation or continues to be a director of a Subsidiary or an officer of the Corporation or a Subsidiary.

3.8 DEATH, MENTAL DISABILITY OR PHYSICAL DISABILITY OF OPTIONEE

If, before the expiry of an Option in accordance with the Option's terms, the Optionee's employment with the Corporation or a Subsidiary terminates by reason of:

(a) the death of the Optionee;

(b) the mental disability of the Optionee; or

(c) the physical disability of the Optionee,

such Option may, subject to the terms of the Option and the Stock Option Plan, be exercised by

(d) the legal representative of the Optionee's estate;

(e) the legal representative of the Optionee; or

(f) the Optionee, as the case may be, at any time during the first twelve (12) months following the Optionee's termination, provided that the exercise occurs prior to the expiry of the



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Option in accordance with the Option's terms and that the exercise is limited to the extent that the Optionee was entitled to exercise the Option at the date of the Optionee's termination.

3.9 REGULATORY APPROVALS AND REGULATORY REQUIREMENTS

(a) The obligation of the Corporation to issue and deliver any Shares in accordance with this Stock Option Plan shall be subject to any necessary approval of the Stock Exchange and any other regulatory authority having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Optionee for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option Price paid to the Corporation shall be returned to the Optionee.

(b) If at any time the Corporation determines, in its sole discretion, that it is necessary or desirable to comply with the legal or other requirements of a Stock Exchange or any other regulatory authority as a condition of, or in connection with, the exercise of an Option or the issue of Shares under an Option, then the Optionee's exercise of the Option shall not be effective unless the Optionee complies with such legal or other requirements in a manner satisfactory to the Corporation.

3.10 ISSUANCE OF SHARES

No Optionee or legal representative of an Optionee shall be, or shall be deemed to be, a holder of any Shares, until the Corporation issues a certificate (or certificates) for such Shares. Subject to Sections 2.10 and 3.9, upon an Optionee exercising an Option and paying the Corporation the purchase price for the Shares in respect of which the Option has been exercised, the Corporation shall as soon as practicable issue and deliver a certificate (or certificates) representing the Shares so purchased, registered in the name of the Optionee or the Optionee's estate, as the case may be.

3.11 CALL RIGHT ON TERMINATION

(a) If any Optionee who acquired an Option or Options as an employee or Consultant of the Corporation (for the purpose of this Section 3.11, (a "NON-DIRECTOR PARTICIPANT") ceases to be an employee or Consultant of the Corporation and of any Subsidiary, the Corporation shall be entitled to purchase the Shares owned or acquired by the Non-Director Participant, or his estate or legal representative, as the case may be, at the fair market value thereof.

(b) For the purposes of this Section 3.11, the fair market value shall be determined by the Board as a purchase price equal to the price per share determined by the Board at which shares of the Corporation have most recently been sold by the Corporation, other than pursuant to the exercise of an Option, or the most recent Option Price so determined prior to the date upon which the Non-Director Participant ceases to be an employee or Consultant of the Corporation, multiplied by the number of Shares held by the Non-Director Participant (the "PURCHASE PRICE").



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
(c) The right of the Corporation to purchase Shares pursuant to this Section
3.11 may be exercised by the Corporation, at the direction of the Board, by giving written notice to the Non-Director Participant within one hundred and twenty (120) days of the date such Non-Director Participant ceased to hold his or her respective role. The Non-Director Participant and a representative of the Corporation shall meet on the date specified in such notice, which date shall be a business day in Toronto and shall be not more than fifteen (15) days following the expiry of the aforementioned one hundred and twenty (120) day notice period, at 10:00 a.m. at the offices of counsel for the Corporation. The Non-Director Participant shall attend with all of his or her share certificates duly endorsed for transfer and a representative of the Corporation shall attend prepared to tender the fair market value of such Shares in the form of a promissory note bearing simple interest at the rate of ten (10%) percent per annum until paid and having a term of one (1) year from the date specified in the notice. The parties agree to execute all such other documentation as may reasonably be required to conclude the transfers of Shares. If the Non-Director Participant does not attend within one hour of the appointed time, the Corporation's obligations to the Non-Director Participant may be satisfied by depositing the promissory note in trust with counsel for the Corporation for the benefit of the Non-Director Participant, following which the Corporation shall duly register the transfer of the Shares of the Non-Director Participant or their cancellation, as the case may require.

(d) The Non-Director Participant shall be deemed to have agreed, by his or her execution of any Option, to have granted to the officers of the Corporation from time to time a power of attorney to effect all such transfers and execute all such documents as are required to give effect to the intentions of this Section 3.11, which power of attorney, being a power coupled with an interest, shall not be terminable.


                                    ARTICLE 4
                                     GENERAL

4.1 RIGHTS OF OPTIONEES NOT ASSIGNABLE

Except as provided in Section 3.8 hereof or by the laws of descent and distribution, the rights of any Optionee and any Options under this Stock Option Plan are personal to the Optionee and are not assignable.

4.2 RESTRICTION ON RESIDENTS OF FOREIGN JURISDICTION

No resident of a foreign jurisdiction may be an Optionee in this Stock Option Plan unless such participation can be accomplished pursuant to or in accordance with and without violating any securities or other legislation of the foreign jurisdiction.

4.3 NO RIGHTS AS A SHAREHOLDER

No Optionee shall have any rights as a shareholder of the Corporation with respect to any Shares that are the subject of an Option. No Optionee shall be entitled to receive, and no adjustment



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shall be made for, any dividends, distributions or other rights declared for shareholders of the Corporation for which the record date is prior to the date of exercise of the Optionee's Option.

4.4 NO CONTRACT OF EMPLOYMENT RIGHTS

Nothing contained in this Stock Option Plan shall confer or be deemed to confer upon an Optionee the right to continue in the employment of, or to provide services to, the Corporation, nor interfere or be deemed to interfere in any way with any right of the Corporation to discharge an Optionee at any time for any reason whatsoever, with or without cause. Participation in this Stock Option Plan by an Optionee shall be voluntary.

4.5 EFFECT OF RIGHT TO PURCHASE PRO RATA ADDITIONAL SHARES

If at any time the Corporation grants to the holders of its capital stock rights to subscribe for and purchase pro rata additional securities of the Corporation or of another entity, no adjustment shall be made to the number of Shares or other securities subject to an Optionee's Option and the Shares subject to the Option shall remain unaffected.

4.6 CONSOLIDATION, MERGER, ETC.

Without limiting the generality of Section 4.7, if there is a consolidation, merger or statutory amalgamation or arrangement of the Corporation with or into another corporation or a separation of the business of the Corporation into two or more entities, then the Optionees shall be entitled to replacement Options having substantially the same economic value, on a pre-tax basis, as the Options existing prior to such event.

4.7 ADJUSTMENT IN NUMBER OF SHARES, ETC.

(a) In the event there is any change in the Shares, whether by reason of a stock dividend, consolidation, subdivision, reclassification or otherwise, an appropriate adjustment, to create substantially the same economic value, on a pre-tax basis, shall be made by the Board in:

        (i) the number of Shares available under this Stock Option Plan;

        (ii) the number of Shares subject to any Option; and

        (iii) the exercise price of the Shares subject to any Option, provided that, if necessary, the prior written consent of the Stock Exchange and any other regulatory authority having jurisdiction over the securities of the Corporation has been obtained.

(b) If an adjustment under this Section 4.7 would result in a fractional Share, the fraction shall be disregarded and the Optionee shall have the right only to acquire the number of full Shares. All adjustments under this Section 4.7 shall be final, conclusive and binding for all purposes of this Stock Option Plan.



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4.8 TAKE-OVER BID

(a) Where the Corporation becomes the subject of a Take-Over Bid pursuant to which 100% of the issued and outstanding Shares are acquired by the offeror, either directly or as a result of the compulsory acquisition provisions of the incorporating statute, and whether or not the consideration is paid in whole or in part in equity securities of the offeror, the Board may send notice to all Optionees requiring them to surrender their Options within ten (10) days of the mailing of such notice.

(b) In such a case, the Optionees shall be deemed to have surrendered such Options ten (10) Business Days after the mailing of the notice without further formality, provided that:

        (i) the offeror delivers with such notice an irrevocable and unconditional offer to issue replacement options to the Optionees on the equity securities, if any, offered as consideration; and

        (ii) the Board has determined, in good faith, that such replacement options have substantially the same economic value as the Options being surrendered; and

        (iii) if the continuing corporation is listed on a Stock Exchange, the prior written consent of the Stock Exchange has been obtained, if necessary.

4.9 ACCELERATION ON SALE

(a) In the event of a sale of the issued and outstanding Shares to any person or group of persons the result of which will be a change in control of the Corporation, each unexpired Option held by Directors (who are not employees or Consultants), whether vested or not yet vested, may be exercised no later than ten (10) days prior to the closing of the sale for all the Shares subject to that Option, in order to permit the Shares subject to such unexpired Option to be tendered in response to such a sale.

(b) If there is an offer to purchase all the issued and outstanding shares of the Corporation, the Board may, in its discretion, require all Options (whether or not vested) to be exercised in order to permit the Shares subject to Options to be sold as part of the purchase transaction, and the Board may send a notice in writing to the Optionees informing them that their Options are deemed to have been terminated, and the Optionees shall be entitled to such portion of the price payable pursuant to the purchase transaction as the Board, acting reasonably, may allocate to such Optionees.

4.10 NO REPRESENTATION OR WARRANTY

The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of this Stock Option Plan or as to the tax consequences of any actions taken pursuant to this Plan or any relevant agreement made pursuant hereto.



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

4.11 COMPLIANCE WITH APPLICABLE LAW

If a provision of this Stock Option Plan or an Option contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

4.12 MODIFICATIONS TO STOCK OPTION PLAN

Subject to the approval, if necessary, of the Stock Exchange and to the by-laws of the Corporation, the Board shall have the right, in its unfettered discretion, to alter, amend or discontinue the Stock Option Plan from time to time and at any time. No such amendment or discontinuation, however, may, without the consent of each Optionee, alter or impair such Optionee's rights or increase such Optionee's financial obligations to the Corporation under the Stock Option Plan.

4.13 INTERPRETATION

This Stock Option Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.



APPROVED by the Board of Directors on January 1, 2000 and ratified, approved and confirmed by the shareholders of the Corporation on January 1, 2000.



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